Exhibit 99.1

Fifth Street Finance Corp. Announces Quarter Ended March 31, 2017 Financial Results

GREENWICH, CT, May 10, 2017 - Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC" or "we") today announced its financial results for the second fiscal quarter ended March 31, 2017.

Second Fiscal Quarter 2017 Highlights

•	Net investment income of $18.5 million, or $0.13 per share;

•	Net asset value per share of $7.23;

•	Closed $112.7 million of new investments; and

•	Amended our investment advisory agreement to implement a total return hurdle and a lookback period which scales up to three years over time, and to decrease the quarterly hurdle rate used in calculating the incentive fee from 2% to 1.75%.

“During the March quarter, we continued to execute on our stated initiatives, reducing the number of loans on non-accrual and decreasing leverage to within our targeted debt-to-equity range of 0.6x to 0.8x. In addition, we successfully revised our investment advisory agreement with overwhelming stockholder approval, an important step towards further aligning the interests of our investment adviser with our stockholders,” stated Bernard D. Berman, FSC's Chief Executive Officer.  “Looking ahead, we continue to focus on generating consistent results, stabilizing NAV and delivering enhanced value for our stockholders.”

Portfolio and Investment Activity

FSC's Board of Directors determined the fair value of our investment portfolio at March 31, 2017 to be $1.8 billion, as compared to $2.2 billion at September 30, 2016. Total assets were $1.9 billion at March 31, 2017, as compared to $2.3 billion at September 30, 2016.

During the quarter ended March 31, 2017, we closed $112.7 million of investments in six new and one existing portfolio companies and funded $103.9 million across new and existing portfolio companies. This compares to closing $106.6 million of investments in four new and five existing portfolio companies and funding $73.9 million during the quarter ended March 31, 2016. During the quarter ended March 31, 2017, we received $208.8 million in connection with the full repayments and exits of 11 of our investments, and an additional $55.5 million in connection with other paydowns and sales of investments.

At March 31, 2017, our portfolio consisted of investments in 113 companies, 94 of which were completed in connection with investments by private equity sponsors. Our portfolio also included our investment in Senior Loan Fund JV I, LLC ("SLF JV I") and 18 investments in private equity funds. At fair value, 89.1% of our portfolio consisted of debt investments and 74.6% of our portfolio consisted of senior secured loans. Our average portfolio company debt investment size at fair value was $19.4 million at March 31, 2017, versus $19.7 million at September 30, 2016.

At March 31, 2017, SLF JV I had $338.5 million in assets, including senior secured loans to 31 portfolio companies.  The joint venture generated income of $2.6 million for FSC during the second fiscal quarter.

Our weighted average yield on debt investments at March 31, 2017, including the return on SLF JV I, was 10.4% and included a cash component of 9.1%. At March 31, 2017 and September 30, 2016, $1.3 billion and $1.6 billion, respectively, of our debt investments at fair value bore interest at floating rates, which represented 78.9% and 80.9%, respectively, of our total portfolio of debt investments at fair value.

Results of Operations

Total investment income for the quarters ended March 31, 2017 and March 31, 2016 was $45.6 million and $59.6 million, respectively. For the quarter ended March 31, 2017, the amount primarily consisted of $38.3 million of cash interest income from portfolio investments. For the quarter ended March 31, 2016, the amount primarily consisted of $49.3 million of cash interest income from portfolio investments. For the quarter ended March 31, 2017, payment-in-kind ("PIK") interest income net of PIK collected in cash represented 7.2% of total investment income.

Net expenses for the quarters ended March 31, 2017 and March 31, 2016 were $27.1 million and $34.2 million, respectively. Net expenses decreased for the quarter ended March 31, 2017 as compared to the quarter ended March 31, 2016, due primarily to a $3.4 million decrease in professional fees (net of insurance recoveries) attributable to the settlement of litigation matters, a $3.0 million decrease in base management fees and incentive fees paid to our investment adviser, which was attributable to a reduction in the size of our portfolio, and a $1.1 million decrease in interest expense attributable to lower levels of outstanding debt in the current period.

Net realized and unrealized losses on our investment portfolio for the quarters ended March 31, 2017 and March 31, 2016 were $9.7 million and $20.4 million, respectively.

Liquidity and Capital Resources

At March 31, 2017, we had $92.8 million of cash and cash equivalents (including $8.3 million of restricted cash), portfolio investments (at fair value) of $1.8 billion, $12.3 million of interest, dividends and fees receivable, $24.2 million of net receivables from unsettled transactions, $145.8 million of U.S. Small Business Administration ("SBA") debentures payable (net of unamortized financing costs), $322.4 million of borrowings outstanding under our credit facilities, $405.4 million of unsecured notes payable (net of unamortized financing costs), $14.0 million of secured borrowings and unfunded commitments of $139.0 million. Our regulatory leverage ratio was 0.73x debt-to-equity, excluding the debentures issued by our small business investment company ("SBIC") subsidiaries.

At September 30, 2016, we had $130.4 million of cash and cash equivalents (including $12.4 million of restricted cash), portfolio investments (at fair value) of $2.2 billion, $15.6 million of interest, dividends and fees receivable, $210.0 million of SBA debentures payable (net of unamortized financing costs), $516.3 million of borrowings outstanding under our credit facilities, $404.6 million of unsecured notes payable (net of unamortized financing costs), $18.4 million of secured borrowings and unfunded commitments of $215.7 million. Our regulatory leverage ratio was 0.83x debt-to-equity, excluding the debentures issued by our SBIC subsidiaries.

Dividend Declaration

Our Board of Directors met on February 6, 2017 and declared the following quarterly distributions:

•	$0.02 per share, payable on June 30, 2017 to stockholders of record on June 15, 2017; and
•	$0.125 per share, payable on September 29, 2017 to stockholders of record on September 15, 2017.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Stock Repurchase Program

On November 28, 2016, our Board of Directors approved a common stock repurchase program authorizing us to repurchase up to $12.5 million of the outstanding shares of our common stock through November 28, 2017. During the quarter ended December 31, 2016, we repurchased 2.3 million shares of common stock in the open market at an aggregate cost of $12.5 million, bringing the total amount repurchased during calendar year 2016 to $50.0 million. During the quarter ended March 31, 2017, we did not repurchase any shares of our common stock under the common stock repurchase program. As of March 31, 2017, there is no availability under the common stock repurchase program to repurchase additional common stock.

Portfolio Asset Quality

We utilize the following investment ranking system to assess and monitor our debt investment portfolio:

•	Investment Ranking 1 is used for debt investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for debt investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new debt investments are initially ranked 2.

•	Investment Ranking 3 is used for debt investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, debt investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for debt investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Debt investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At March 31, 2017 and September 30, 2016, the distribution of our debt investments on the 1 to 4 investment ranking scale at fair value was as follows (dollars in thousands):

Investment Ranking	March 31, 2017				September 30, 2016 (2)
	Fair Value	% of Portfolio	Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	$10,100	0.63%	4.39		$38,172	1.94%	3.47
2	1,426,975	89.50	4.20		1,792,896	90.79	4.51
3	119,936	7.52	NM	(1)	41,163	2.08	NM	(1)
4	37,302	2.35	NM	(1)	102,581	5.19	NM	(1)
Total	$1,594,313	100.00%	4.20		$1,974,812	100.00%	4.49

_____________

(1)                 Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.

(2)                 Beginning as of December 31, 2016, we have revised our investment ranking scale to include only debt investments. Accordingly, in order to make the table comparative, we revised the investment ranking table as of September 30, 2016 to exclude equity investments.

We may from time to time modify the payment terms of our debt investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of March 31, 2017, we had modified the payment terms of our debt investments in 12 portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of March 31, 2017, there were eight investments on which we had stopped accruing cash and/or PIK interest or original issue discount ("OID") income that represented 11.3% of our debt portfolio at cost and 5.4% at fair value in the aggregate.

Fifth Street Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	March 31, 2017	September 30, 2016
ASSETS
Investments at fair value:
Control investments (cost March 31, 2017: $454,875; cost September 30, 2016: $456,493)	$401,158	$388,267
Affiliate investments (cost March 31, 2017: $34,328; cost September 30, 2016: $34,955)	38,480	39,769
Non-control/Non-affiliate investments (cost March 31, 2017: $1,385,682; cost September 30, 2016: $1,792,410)	1,349,048	1,737,455
Total investments at fair value (cost March 31, 2017: $1,874,885; cost September 30, 2016: $2,283,858)	1,788,686	2,165,491
Cash and cash equivalents	84,572	117,923
Restricted cash	8,250	12,439
Interest, dividends and fees receivable	12,293	15,568
Due from portfolio companies	6,881	4,077
Receivables from unsettled transactions	25,559	5,346
Deferred financing costs	1,435	2,234
Insurance recoveries receivable	—	19,729
Other assets	1,707	478
Total assets	$1,929,383	$2,343,285

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$2,878	$2,533
Base management fee and Part I incentive fee payable	10,900	15,958
Due to FSC CT	1,403	2,204
Interest payable	3,760	3,912
Amounts payable to syndication partners	1,516	754
Director fees payable	318	566
Payables from unsettled transactions	1,404	6,234
Legal settlements payable	—	19,500
Credit facilities payable	322,413	516,295
SBA debentures payable (net of $2,215 and $3,289 of unamortized financing costs as of March 31, 2017 and September 30, 2016, respectively)	145,785	210,011
Unsecured notes payable (net of $5,346 and $5,956 of unamortized financing costs as of March 31, 2017 and September 30, 2016, respectively)	405,372	404,630
Secured borrowings at fair value (proceeds March 31, 2017: $14,119; proceeds September 30, 2016: $18,929)	14,008	18,400
Total liabilities	909,757	1,200,997
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 250,000 shares authorized; 140,961 shares issued and outstanding at March 31, 2017; 143,259 shares issued and outstanding at September 30, 2016	1,409	1,433
Additional paid-in-capital	1,579,278	1,591,467
Net unrealized depreciation on investments and secured borrowings	(86,088)	(117,838)
Net realized loss on investments and secured borrowings	(445,217)	(306,228)
Accumulated overdistributed net investment income	(29,756)	(26,546)
Total net assets (equivalent to $7.23 and $7.97 per common share at March 31, 2017 and September 30, 2016, respectively)	1,019,626	1,142,288
Total liabilities and net assets	$1,929,383	$2,343,285

Fifth Street Finance Corp.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31, 2017	Three months ended March 31, 2016	Six months ended March 31, 2017	Six months ended March 31, 2016
Interest income:
Control investments	$2,949	$4,000	$7,394	$7,655
Affiliate investments	976	1,026	1,984	2,076
Non-control/Non-affiliate investments	34,216	44,217	72,517	90,615
Interest on cash and cash equivalents	164	88	283	151
Total interest income	38,305	49,331	82,178	100,497
PIK interest income:
Control investments	2,362	1,080	3,922	2,060
Affiliate investments	196	205	397	415
Non-control/Non-affiliate investments	997	1,847	2,073	3,952
Total PIK interest income	3,555	3,132	6,392	6,427
Fee income:
Control investments	313	376	622	1,219
Affiliate investments	247	263	729	271
Non-control/Non-affiliate investments	2,293	4,548	5,070	12,509
Total fee income	2,853	5,187	6,421	13,999
Dividend and other income:
Control investments	842	1,692	2,304	4,118
Non-control/Non-affiliate investments	—	221	20	(356)
Total dividend and other income	842	1,913	2,324	3,762
Total investment income	45,555	59,563	97,315	124,685
Expenses:
Base management fee	8,035	10,006	16,649	21,799
Part I incentive fee	3,168	4,173	7,231	7,824
Professional fees	1,723	4,455	2,787	11,424
Board of Directors fees	193	243	390	599
Interest expense	12,712	13,838	25,901	27,885
Administrator expense	619	514	1,150	1,114
General and administrative expenses	1,319	1,072	2,787	2,292
Loss on legal settlements	—	—	3	—
Total expenses	27,769	34,301	56,898	72,937
Base management fee waived	(61)	(81)	(122)	(177)
Insurance recoveries	(657)	—	(1,259)	—
Net expenses	27,051	34,220	55,517	72,760
Net investment income	18,504	25,343	41,798	51,925
Unrealized appreciation (depreciation) on investments:
Control investments	13,172	(4,203)	14,509	(18,847)
Affiliate investments	(687)	(793)	(662)	(335)
Non-control/Non-affiliate investments	94,039	11,005	18,321	(65,855)
Net unrealized appreciation (depreciation) on investments	106,524	6,009	32,168	(85,037)
Net unrealized (appreciation) depreciation on secured borrowings	(334)	294	(418)	506
Realized gain (loss) on investments and secured borrowings:
Control investments	(22,312)	(8,148)	(45,936)	(8,148)
Non-control/Non-affiliate investments	(93,581)	(18,518)	(93,053)	(17,151)
Net realized loss on investments and secured borrowings	(115,893)	(26,666)	(138,989)	(25,299)
Net increase (decrease) in net assets resulting from operations	$8,801	$4,980	$(65,441)	$(57,905)
Net investment income per common share — basic	$0.13	$0.17	$0.29	$0.35
Earnings (loss) per common share — basic	$0.06	$0.03	$(0.46)	$(0.39)
Weighted average common shares outstanding — basic	140,961	149,207	141,917	149,738
Net investment income per common share — diluted	$0.13	$0.16	$0.29	$0.33
Loss per common share — diluted	$0.06	$0.03	$(0.46)	$(0.39)
Weighted average common shares outstanding — diluted	140,961	156,997	141,917	157,528
Distributions per common share	$0.14	$0.18	$0.32	$0.36

Conference Call Information

We will hold a conference call at 10:00 a.m. (Eastern Time) on Wednesday, May 10, 2017 to discuss our financial results. All interested parties are welcome to participate. Domestic callers can access the conference call by dialing (877) 290-1655. International callers can access the conference call by dialing +1 (531) 289-2889. All callers will need to enter the Conference ID Number 6094989 and reference "Fifth Street Finance Corp." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  An archived replay of the call will be available approximately four hours after the end of the call and will be available through May 17, 2017 to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 6094989. An archived replay will also be available online on the "Investor Relations" section of our website under the "Calendar of Events" section. FSC's website can be accessed at fsc.fifthstreetfinance.com.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  FSC originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. FSC has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with approximately $5 billion in assets under management across multiple public and private vehicles. With a track record of nearly 20 years, the Fifth Street platform received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSC's website can be accessed at fsc.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSC. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSC's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in the Company's operating areas. FSC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449